Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY BOARD OF DIRECTORS TO REVIEW
PROPOSED EXCHANGE OFFER FROM HERTZ GLOBAL
HOLDINGS

TULSA, Okla., May 9, 2011 -- Dollar Thrifty Automotive Group, Inc. (NYSE:DTG) issued the following statement in response to the announcement by Hertz Global Holdings, Inc. (NYSE: HTZ) (“Hertz”) of its offer to acquire all of the outstanding shares of common stock of Dollar Thrifty for a price of $72.00 per Dollar Thrifty share, consisting of $57.60 in cash and 0.8546 shares of Hertz common stock:

“Dollar Thrifty's Board of Directors will review and consider Hertz's offer and related statements in accordance with its fiduciary duties to shareholders, and will have no further comment on this matter at this time. Dollar Thrifty shareholders are advised to take no action pending the Board's review."

J.P.Morgan and Goldman Sachs & Co. are acting as financial advisors to Dollar Thrifty and Cleary Gottlieb Steen & Hamilton LLP is acting as Dollar Thrifty’s legal counsel.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma.  Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 80 countries.  Dollar and Thrifty have over 600 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Important Information for Investors and Stockholders

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  Dollar Thrifty will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) within 10 business days following commencement of Hertz’s exchange offer for all outstanding shares of Dollar Thrifty common stock.

INVESTORS AND STOCKHOLDERS OF DOLLAR THRIFTY ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and stockholders of Dollar Thrifty will be able to obtain free copies of the Solicitation/Recommendation Statement and other documents containing important information about Dollar Thrifty once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by Dollar Thrifty will be available free of charge on Dollar Thrifty’s internet website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2119.

Contacts:

Financial:	Investor Relations/Media:
H. Clifford Buster III	Kindra Marts
Chief Financial Officer	Executive Director – Investor Relations
(918) 669-3277	(918) 669-2119
kindra.marts@dtag.com